GREAT-WEST FUNDS, INC.

RULE 10f-3 COMPLIANCE REPORT OF PURCHASE(S) OF SECURITIES FROM AFFILIATED UNDERWRITING SYNDICATES

1.	Name of Issuer: Snap Inc.

2.	Description of Securities: Common Stock

3.	Name of Selling Syndicate Member: Morgan Stanley and Co. LLC

4.	Other Members of Syndicate: Goldman, Sachs & Co., JPMorgan, Deutsche Bank Securities, Barclays, Credit Suisse, Allen & Company LLC

5.	Nature of Underwriting:	/ / Competitive Bidding	/x/ Negotiated Purchase

6.	Public Offering Price Per Unit:	$17.00

7.	Underwriting Compensation:	$0.425

8.	Proposed Purchase(s) for Fund:

	Total Offering $3,400,000,000	Amount to be Purchased by Fund $865,300	Fund Purchase as % of Total Offering 0.025%

9.	Total Assets of Fund
	(at March 31, 2017):	$406,641,159.98

10.	Compliance with Rule 10f-3 and Written Procedures:

Great-West Funds, Inc. hereby represents and warrants, as follows:

Condition 1:      The Securities purchased by the Fund:

Are registered under the Securities Act of 1933; Yes

Are part of an Eligible Foreign Offering conducted under the laws of a country other than the United States that meets the following conditions:

the offering is subject to regulation by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the Act in such country;

the securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);

financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, are made available to the public and prospective purchasers in connection with the offering; and

if the issuer is a domestic issuer, it meets the following conditions:

it has a class of securities registered pursuant to section 12(b) or 12(g) of the Securities Exchange Act of 1934 or is required to file reports pursuant to section 15(d) of such act; and

it has filed all the material required to be filed pursuant to section 13(a) or 15(d) of the 1934 Act for a period of at least 12 months immediately preceding the sale of securities made in reliance upon this (or for such shorter period that the issuer was required to file such material); or

Are part of an Eligible Rule 144A Offering that meets the following conditions:

the securities are offered or sold in transactions exempt from registration under section 4(2) of the Securities Act of 1933, Rule 144A thereunder, or Rules 501-508 thereunder;

the securities are sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A(a)(1);

the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A.

Condition 2:

The securities are purchased by the Fund at not more than the public offering price prior to the end of the first full business day on which the offering is made; or Yes

The securities are part of a rights offering and are purchased on or before the fourth day preceding the day on which the rights offering terminated.

Condition 3:

The securities are part of an issue to be offered to the public in a firm commitment underwriting or pursuant to other underwriting arrangements specific to a particular country, the practical realities of which are effectively the equivalent of a firm commitment offering. Yes

Condition 4:

The underwriting compensation to be paid is reasonable and fair, as evidence by the fact that the spread does not exceed the spreads in the following two underwritten offerings:

Issuer	Spread	Description of Securities	Managing Underwriter	Date
Twitter, Inc.	$0.845	Common Stock	Goldman Sachs, Morgan Stanley, JPMorgan, BofA Merrill Lynch, Deutsche Bank Securities	11-6-2013
Facebook	$0.418	Common Stock	Morgan Stanley, JPMorgan, Goldman, Sachs & Co.	5-17-2012

The securities issued in such offerings were similar to those purchased by the Fund and the period during which each such offering was made is comparable to the present in terms of factors affecting underwriting compensation.

Condition 5:

The issuer of the securities has been in continuous operations for three years or longer. Yes

Condition 6:

The principal amount of securities of any class of such issue purchased by the Fund (including all other series of the Fund) does not exceed 25% of the total principal amount of the offering. Yes

Condition 7:

The purchase(s) for the Fund are not directly or indirectly made from any of the persons named in Section 7 of the Procedures. Yes

J.P. Morgan Investment Management, Inc.

(Subadvisor Name)

By:	/s/ Cynthia Chau
Title:	Regulatory Account Manager
Dated:	April 10, 2017